Exhibit 4.1

EXECUTION VERSION

AMENDMENT TO FIRST SUPPLEMENTAL INDENTURE

AMENDMENT TO FIRST SUPPLEMENTAL INDENTURE, dated as of February 18, 2020 (this “Amendment”), between Rocket Pharmaceuticals, Inc. (f/k/a Inotek Pharmaceuticals Corporation), a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 5, 2016 (the “Base Indenture”) and a first supplemental indenture, which supplemented the Base Indenture, dated as of August 5, 2016 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), providing for the issuance of 5.75% Convertible Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 10.03 of the First Supplemental Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding;

WHEREAS, the Company has obtained the written consent to the amendments to the Indenture set forth in Section 2 hereof from the Holders of at least a majority of the aggregate principal amount of the Notes (the “Requisite Consents”), which have not been validly revoked prior to the date hereof;

WHEREAS, the Company agreed to pay a cash payment to the Holders who have delivered the Requisite Consents (and who have not validly revoked their consents prior to the date hereof) following the consummation of the transactions contemplated by those certain Exchange Agreements dated on or about the date hereof between the Company and the Holders who have delivered the Requisite Consents (the “Payment Condition”);

WHEREAS, upon execution of this Amendment by the parties hereto, the Holders who have delivered the Requisite Consents shall not be permitted to revoke such consents;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Amendment and to make this Amendment valid and binding have been complied with or done and performed;

WHEREAS, the Trustee is indemnified pursuant to Section 7.06 of the Base Indenture in connection with the Trustee’s execution of this Amendment;

WHEREAS, this Amendment is authorized pursuant to Section 10.03 of the First Supplemental Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this Amendment, (ii) copies of the consents received from Holders evidencing the Requisite Consents in accordance with Section 8.01 of the Base Indenture and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 13.07 of the Base Indenture and Section 10.06 of the First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Amendments to Indenture.

(a)          Section 1.01(e) of the First Supplemental Indenture is hereby amended by:

(i)           Inserting the following definition of “Company Order” immediately after the definition of “Company”:

“Company Order” means a written order of the Company, signed by the Company’s Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, Executive or Senior Vice President, any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), Treasurer or Assistant Treasurer or Corporate Secretary, and delivered to the Trustee.

(ii)          Inserting the following definition of “Officer” immediately preceding the definition of “Officer’s Certificate”:

“Officer” means, with respect to the Company, the chairman of the Board of Directors, a chief executive officer, a president, a principal financial officer, a principal accounting officer, a chief operating officer, any executive vice president, any senior vice president, any vice president, the treasurer or any assistant treasurer, the controller or any assistant controller or the corporate secretary.

(b)          The text of Section 4.09 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with “[Reserved]”.

3.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.           Ratification, Confirmation  and Preservation of the Indenture.  Except as expressly amended hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Notes and this Amendment. Upon the execution and delivery of this Amendment by the Company and the Trustee, this Amendment shall form a part of the Indenture for all purposes, and the Company, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Amendment (whether or not made), unless the context shall otherwise require.

5.            Amendment and Indenture Construed Together.  This Amendment is an amendment to the First Supplemental Indenture, and the Indenture and this Amendment shall henceforth be read and construed together for all purposes.

6.            Benefits of Amendment.  Nothing in this Amendment, express or implied, shall give any Person other than the parties hereto and their successors and the Holders any benefit of any legal or equitable right, remedy or claim under this Amendment.

7.          Effectiveness.  This Amendment shall be effective and binding immediately upon its execution by the Company and the Trustee. Notwithstanding the foregoing, the amendments to the Indenture set forth in Section 2 hereof shall only become operative upon the Company informing the Trustee in writing, which notice may be sent by electronic mail to the Trustee, that (in the Company’s sole determination) the Payment Condition has been satisfied or waived. If, after the date hereof, the Company does not inform the Trustee that (in the Company’s sole determination) the Payment Condition has been satisfied or waived, the amendments to the Indenture set forth in Section 2 hereof shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof. The Company shall provide prompt notice to the Trustee if the Payment Condition has not been waived or satisfied.

8.            Successors.  All agreements of the parties hereto shall bind their respective successors.

9.            Counterparts.  The parties may sign any number of copies of this Amendment.  Each signed copy shall be an original, but all of them together represent the same agreement.

10.          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

11.          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Gaurav Shah, MD
Name: Gaurav Shah, MD
Title: Chief Executive Officer and President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Vice President

[Signature Page to Amendment to First Supplemental Indenture]